                                                                    Exhibit 12.1

                          Winstar Communications, Inc.
                       Ratio of earnings to fixed charges
                                 (in thousands)


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

                                               Ten months
                                                 ended        Year Ended     Year Ended    Year Ended
                                              December 31,   December 31,   December 31,  December 31,   Year Ended   December 31,
                                              ------------  -------------  -------------  ------------  ------------ ---------------
                                                                                                                         Pro
                                                 1995           1996          1997          1998          1999          Forma
                                                 ----           ----          ----          ----          ----          -----
     Net loss from continuing operations
          before income taxes                   $ (13,262)     $ (79,746)  $ (235,999)    $(425,250)   $ (642,277)   $(764,976)
     Adjustments to Earnings:
          Fixed Charges, as Detailed Below          7,534         38,268       85,324       168,232       244,563      367,262
          Interest Capitalized                          -           (320)      (4,200)       (1,700)      (23,497)     (23,497)

          ---------------------------------
     Earnings as Adjusted                        $ (5,728)     $ (41,798)  $ (154,875)    $(258,718)   $ (421,211)   $(421,211)
                                              ============  =============  ===========    =========    ==========    ==========




FIXED CHARGES:
--------------

     Interest Expense                             $ 7,186       $ 36,748     $ 77,257      $156,599      $211,744    $ 334,443
     Capitalized Interest                               -            320        4,200         1,700        23,497       23,497
     Portion of Rental Expense which is
       Representative of Interest                     348          1,200        3,867         9,933         9,322        9,322
                                              ------------  --------------  ----------    ----------    ----------   ----------

        Total Fixed Charges                         7,534         38,268       85,324       168,232       244,563      367,262


DEFICIENCY IN EARNINGS TO COVER
     FIXED CHARGES                                (13,262)       (80,066)    (240,199)     (426,950)     (665,774)    (788,473)


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                                                          3 Months          3 Months            3 Months
                                                            Ended             Ended               Ended
                                                        March 31, 1999     March 31, 2000    March 31, 2000
                                                           Actual            Actual            Pro Forma
                                                        -------------      ------------      ---------------
     Net loss from continuing operations
          before income taxes                               (153,912)         (150,517)            (165,872)
     Adjustments to Earnings:
          Fixed Charges, as Detailed Below                    54,026            76,436               91,791
          Interest Capitalized                                  (425)          (10,402)             (10,402)
          ---------------------------------             -------------      ------------      ---------------

     Earnings as Adjusted                                 $ (100,311)        $ (84,483)           $ (84,483)
                                                        =============      ============      ===============





FIXED CHARGES:
--------------

     Interest Expense                                         50,563            62,775               78,130
     Capitalized Interest                                        425            10,402               10,402
     Portion of Rental Expense which is
       Representative of Interest                              3,038             3,259                3,259
                                                        -------------      ------------      ---------------

        Total Fixed Charges                                   54,026            76,436               91,791


DEFICIENCY IN EARNINGS TO COVER
     FIXED CHARGES                                          (154,337)         (160,919)            (176,274)
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